Confidential Treatment Requested. Confidential portions of this document have been omitted and have been separately filed with the Securities and Exchange Commission as part of an application for confidential treatment.

Exhibit 10.6/A

LICENSE AGREEMENT

between

UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION

and

ADVANCED PLASMA PRODUCTS, INC

This License Agreement ("Agreement") is made and entered into this 10th day of September, 2008 ("Effective Date") by and between the UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION, having an office at 1534 White Avenue, Knoxville, TN 37996 ("UTRF"), and Advanced Plasma Products, Inc, a organized and existing under the laws of the State of Nevada as a wholly-owned subsidiary of Flight Safety Technologies, Inc, and having its principal place of business at 924 Corridor Park Blvd, Knoxville, TN 37932 ("LICENSEE").

RECITALS:

WHEREAS, UT (defined below) has submitted the Invention Disclosure(s) (defined below) to UTRF for administration;

WHEREAS, LICENSEE desires to utilize and commercialize the Licensed Technology (defined below) in the Field of Use (defined below) and is willing to expend its best efforts and resources to do so if it can obtain a license to use the Licensed Technology under the terms and conditions set forth herein; and

WHEREAS, UTRF desires to transfer the right to practice the Licensed Technology in the Field of Use for the ultimate benefit of the public and believes that such transfer will be facilitated by the grant of a license to LICENSEE under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals, covenants, conditions, and undertakings contained herein, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set out below. The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.

1.1 "Action" shall have the meaning set forth in Article 8.1(a) hereof.

1.2 "Affiliate" means any corporation, partnership, or other entity that at any time during the Term of this Agreement, directly or indirectly Controls or is Controlled by or is under common Control with a party to this Agreement, but only for so long as the relationship exists. A corporation or other entity shall no longer be an Affiliate when through loss, divestment, dilution or other reduction of ownership, the requisite Control no longer exists.

1.3 "Annual Maintenance Fee" shall have the meaning set forth in Article 5.1(b) hereof.

1.4 "Control" or "Controls" or "Controlled" means: (in the case of a corporation, ownership or control, directly or indirectly, of at least fifty-one percent (51%) of the shares of stock entitled to vote for the election of directors: or (ii) in the case of an entity other than a corporation, ownership or control, directly or indirectly, of at least fifty-one percent (51%) of the assets of such entity.

1.5 "Co-Party" shall have the meaning set forth in Article 8.2.

1.6 "Diligence Milestones" shall have the meaning set forth in Article 4.2 hereof.

1.7 "Dispute" means any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, including, without limitation, any dispute relating to patent validity or infringement or to the interpretation or scope of Article 15 (Dispute Resolution).

1.8 "Federal Policy" shall have the meaning set forth in Article 2.2 hereof.

1.9 "Field of Use" means all fields except those related to (1) electro-chemical energy storage systems, (2) food processing, and (3) processing and treatment of fibers and fabrics used in rugs and carpets.

1.10 "FST" means Flight Safety Technologies, Inc., a corporation organized and existing under the laws of the State of Nevada and having its principal place of business at 28 Cottrell St, Mystic, CT 06355.

1.11 "Indemnified Party" shall have the meaning set forth in Article 9.1 hereof.

1.12 "Instituting Party" shall have the meaning set forth in Article 8.2 hereof.

1.13 "Invention Disclosure" means UTRF PD 93083, 93084, 94004, 95032, and 98010.

1.14 "License Issue Fee" shall have the meaning set forth in Article 5.1(a) hereof.

1.15 "Licensed Know-How" means, except to the extent published or otherwise generally known to the public, any technical data, information, knowledge, methods, or processes (i) developed by a UT Contributor in the course of employment by UT; (ii) owned or controlled during the Term by UTRF; (iii) disclosed to LICENSEE by a UT Contributor or UTRF; and necessary or reasonably useful for the practice of any of the Licensed Patents.

1.16 "Licensed Patents" means, to the extent owned solely by UTRF during the Term:

(a) Any United States and foreign patents and/or patent applications listed in Appendix A;

(b) Any divisionals and continuations of any United States or foreign patent applications listed in Appendix A;

(c) Any United States and foreign patents issued from any applications described in (a) or (b) above;

(d) Any claims of United States and foreign patent applications (including, without limitation, continuations-in-part of patent applications or patents described in (a) or (b) above), and of the resulting patents (i) that are directed to subject matter claimed in the patents or patent applications described in (a), (b), or (c) above, and (ii) that UTRF has the right to license hereunder, and (iii) that name a UT Contributor as an inventor; and

(e) Any reissue or extension of any United States patent described in (a), (b), (c), or (d) above or any patent resulting from equivalent foreign procedures with respect to any foreign patent described in (a), (b), (c), or (d) above.

1.17 "Licensed Product" means any product, method, procedure, service, or process whose manufacture, use, sale, lease, or import:

(a) Is covered by a Valid Claim of the Licensed Patents in the country in which such product, method, procedure, service, process, or part thereof is manufactured, used, sold, leased, or imported; or

(b) Is derived from, made with, uses, or incorporates, in whole or in part, Licensed Know-How or the inventions claimed in the Licensed Patents.

1.18 "Licensed Technology" means Licensed Patents and Licensed Know-How.

1.19 "Net Sales" means:

(a) The gross receipts received by LICENSEE and Sublicensees from the use, sale, lease, or other transfer or disposition (including, without limitation, the performance of services utilizing the Licensed Technology) to or for third parties (hereinafter "Sale") of a Licensed Product less the following deductions, provided they actually pertain to the Sale of Licensed Product and are separately invoiced:

i. refunds actually given in connection with the Sale in amounts customary in the trade for quantity purchases, cash payments, and prompt payments;

ii. refunds actually given for Licensed Products that are rejected, returned, or destroyed by customers;

iii. sales, tariff duties and/or use taxes directly imposed and with reference to a particular Sale (but not including income taxes), to the extent included in gross receipts;

iv. outbound transportation expenses (including insurance relating thereto) directly related to the Sale, to the extent included in gross receipts; and

v. the cost of export licenses, import duties, value added tax, and prepaid freight directly related to the Sale, to the extent included in gross receipts.

(b) For purposes of the calculation of Net Sales:

i. no deductions shall be made for any other costs or expenses, including commissions paid to individuals, whether they are with independent sales agencies or regularly employed by LICENSEE or a Sublicensee;

ii. "Net Sales" shall not include the gross amounts from the Sale of any Licensed Products to any Sublicensee unless such Sublicensee is an end-user of such Licensed Products (i.e., Sublicensee's purchase of Licensed Products is not for the purpose of resale). If such Sublicensee is an end-user, such consideration shall be included in Net Sales at the greater of the actual selling price or the average selling price charged to a third party.

1.20 "Patent Expenses" means all fees, costs and expenses (including, without limitation, the professional fees of US and foreign patent counsel) relating to the filing, prosecution and maintenance of the Licensed Patents. For purposes of clarification, included Patent Expenses are any and all fees, costs, and expenses incurred before or after issuance of the Licensed Patents, including, without limitation, fees, costs, and expenses incurred in association with any reissue or reexamination of a Licensed Patent, any interference or opposition proceeding involving one or more Licensed Patents, or any extension or request for extension of the term of one or more Licensed Patents.

1.21 "Publication" shall have the meaning set forth in Article 17 hereof.

1.22 "Running Royalties" shall have the meaning set forth in Article 5.1(d) hereof.

1.23 "Sublicense" means a direct grant of right, license, or option to the Licensed Technology from LICENSEE to a third party and any further sublicense at any tier.

1.24 "Sublicensee" means any recipient of a Sublicense.

1.25 "Sublicense Revenue" means all payments received by LICENSEE and its Affiliates pursuant to each Sublicense, including, without limitation, up-front fees, milestone payments, and license maintenance fees. Notwithstanding the foregoing, running royalties received by LICENSEE or its Affiliates that are calculated as a percentage of Sublicensee's Net Sales are not included in Sublicense Revenue.

1.26 "Sublicense Royalties" shall have the meaning set forth in Article 5.1(e) hereof.

1.27 "Term" shall have the meaning set forth in Article 14.1 hereof.

1.28 "Territory" means the world, subject to the provisions of Article 7.5.

1.29 "UT" means The University of Tennessee, an educational agency of the State of Tennessee.

1.30 "UT Contributor" means any or all of the following: John R. Roth, Peter P. Tsai, Larry C. Wadsworth, Chaoyu Liu, Paul D. Spence, and Mounir Laroussi.

1.31 "Valid Claim" means (a) a claim of an issued patent which (i) has not expired and which has not been held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and (ii) which has not been admitted to be invalid through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application which (i) was filed in good faith; and (ii) has not been pending for more than eight (8) years.

ARTICLE 2. GRANT

2.1 Grant of License. During the Term hereof, and subject to the terms and conditions of this Agreement, UTRF hereby grants to LICENSEE for the purpose of developing, making, having made, using, marketing, selling, having sold, importing, distributing, and offering for sale the Licensed Product in the Field of Use in the Territory:

(a) an exclusive, commercial right and license, with the right to grant Sublicenses, to practice under the Licensed Patents; and

(b) an exclusive, commercial right and license, with the right to grant Sublicenses, to utilize the Licensed Know-How for the purpose of practicing under the Licensed Patents

(collectively, the "License"). Subject to the remaining provisions of this Agreement, the Parties hereby agree that the term "exclusive" means that, UTRF shall not grant any commercial license to a third party or take any action inconsistent with the rights in the Licensed Patents granted to LICENSEE under this Agreement.

2.2 Limitations on the Rights Granted:

(a) Federal Government Rights: To the extent that any invention included within the Licensed Technology has been or is in the future funded in whole or in part by the United States government, the United States government retains certain rights in such inventions as set forth in 35 U.S.C. Sections 200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations ("Federal Policy"). As a condition of the License granted hereby, LICENSEE acknowledges and shall comply with all aspects of Federal Policy applicable to the Licensed Technology, including the obligation that Licensed Products used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates UTRF to take any action that would conflict in any respect with its or UT's past, current or future obligations to the United States government under the Federal Policy.

(b) Reserved Rights: The License is expressly made subject to UTRF's and UT's reserved right to practice under the Licensed Patents in the Field of Use for its own academic research, teaching, and other non-commercial purposes and to grant such rights to other academic or non-profit institutions.

(c) Third Party Rights: The exclusive rights granted in Article 2.1(a) are expressly made subject to any rights in a Licensed Patent held by a third party resulting from co-inventorship by an individual whose contribution to a Licensed Patent is not made in the course of employment by UT.

(d) Licensed Know-How Limitation: UTRF shall have no obligation to provide LICENSEE with Licensed Know-How or to provide technical assistance in the exercise of the License. In the event LICENSEE requires technical assistance with respect to the activities conducted by LICENSEE pursuant to this Agreement, obtaining such technical assistance (whether from the UT Contributors or otherwise) shall be LICENSEE's responsibility and at LICENSEE's expense.

2.3 Applicability: Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any patent rights other than the Licensed Patents, regardless of whether such other rights shall be dominant or subordinate to any Licensed Patents.

ARTICLE 3. SUBLICENSES

3.1 Rights and Requirements: LICENSEE shall have the right to sublicense the rights granted to LICENSEE under this Agreement, provided that:

(a) The Sublicensee shall agree in writing to be bound, to the extent practicable, by all the provisions of this Agreement in the same manner as LICENSEE is bound;

(b) LICENSEE shall remain liable to UTRF for the full and timely performance of this Agreement by any Sublicensee. No Sublicense shall relieve LICENSEE of any of its obligations under this Agreement.

(c) This Agreement is in effect and LICENSEE is not in breach of its obligations under this Agreement;

(d) All Sublicenses granted by LICENSEE under this Agreement shall conform to this Agreement in the following respects:

i. LICENSEE shall not grant any rights to a third party that are inconsistent with LICENSEE's rights and obligations under this Agreement;

ii. Any Sublicense granted by LICENSEE shall include substantially the same definitions and provisions on royalties, due diligence, confidentiality and publicity, reporting and audit requirements, indemnification, insurance and warranties, patent notices, and use of names as are agreed to in this Agreement;

iii. Any act or omission of a Sublicensee which would constitute a breach of this Agreement if it were the act or omission of LICENSEE shall be deemed to be an Event of Default of this Agreement by LICENSEE, subject to the same cure provisions in favor of LICENSEE as are otherwise provided herein for breach by LICENSEE. Sublicenses shall include such other provisions as are needed to enable LICENSEE to comply with this Agreement.

(e) LICENSEE shall provide UTRF with a copy of each executed Sublicense Agreement within thirty (30) days of its execution.

3.2 Special Termination Rules: Upon termination of this Agreement, each Sublicense shall be governed by Article 14 of this Agreement.

3.3 Failure to Conform to this Article: LICENSEE's failure to conform any Sublicense to this Article will have the following effects:

(a) The non-conforming Sublicense will be voidable at UTRF's sole discretion provided that UTRF has provided written notice to LICENSEE and within 60 days of such notice from UTRF, LICENSEE fails to cure such non-conformance of the Sublicense; and

(b) Said failure will constitute a material breach of this Agreement subject to the termination provisions of Article 14 of this Agreement.

ARTICLE 4. DILIGENCE

4.1 Diligence: LICENSEE shall use its commercially reasonable efforts to proceed diligently to acquire funding, staff, equipment, and facilities sufficient to commercialize the Licensed Technology in the Field of Use. Further, LICENSEE shall, throughout the Term of this Agreement, conduct, organize or manage a diligent program of research utilizing the Licensed Technology in the Field of Use and employ active, diligent marketing efforts to achieve commercial utilization of Licensed Technology.

4.2 Milestones: In particular, LICENSEE will use its commercially reasonable efforts to meet the following milestones ("Diligence Milestones"):

(a) 1st Diligence Milestone: On or before the six month anniversary of the Effective Date, LICENSEE will have completed assumed lease to prior AGT facilities or otherwise acquired other facilities to continue development and commercialization of the Licensed Technology.

(b) 2nd Diligence Milestone: On or before the six month anniversary of the Effective Date, LICENSEE will have made itself available to Sentech, Inc, with a local office at 702 S. Illinois Avenue, Suite #B-204, Oak Ridge, TN 37830, for the purpose of negotiating a sublicense of the Licensed Technology.

(c) 3rd Diligence Milestone: On or before the 1st anniversary of the Effective Date, LICENSEE will have produced first prototype Licensed Product for evaluation.

(d) 4th Diligence Milestone: On or before the 2nd anniversary of the Effective Date, LICENSEE will have made first commercial sale of a Licensed Product, including, without limitation, a Licensed Product that constitutes the provision of a service using Licensed Technology.

(e) 5th Diligence Milestone: On or before the 3rd anniversary of the Effective Date, LICENSEE will have reached cumulative Net Sales of _____________*_______________.

4.3 Notification: LICENSEE will notify UTRF in writing of the achievement of each Diligence Milestone within thirty (30) days thereafter, including sufficient information for UTRF to determine whether such Diligence Milestone has been fully accomplished, and LICENSEE will provide UTRF with all relevant information requested by UTRF pertaining to the achievement of each Diligence Milestone.

ARTICLE 5. Royalties and other payments

5.1 Fees and Royalties: For the rights, privileges and license granted hereunder, LICENSEE shall pay to UTRF the following fees and royalties in the manner hereinafter provided until this Agreement expires or is terminated.

(a) License Issue Fee: Within 120 (one hundred and twenty) days of the Effective Date, LICENSEE shall cause FST to complete all actions required to issue to UTRF the number of FST's common shares equivalent to _____________*_______________ using a share value based on the average of the closing price for the twenty (20) trading days immediately preceding the Effective Date of this Agreement, and LICENSEE shall notify or shall cause FST to notify UTRF in writing of that action and provide UTRF copies of FST's Articles of Incorporation and Bylaws, including any amendments to the Articles of Incorporation and Bylaws as they become effective in the future, and LICENSEE shall provide or cause FST to provide UTRF copies of the FST shareholders' and Board's documentation making UTRF a shareholder in FST ("License Issue Fee")

*Confidential material omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment.

(b) Annual Maintenance Fee: LICENSEE shall pay UTRF, in addition to all other amounts payable hereunder, a non-refundable license maintenance fee in the amount of _____________*_______________ on January 31, 2010 and on January 31 of each year thereafter during the Term of this Agreement ("Annual Maintenance Fee"), provided, however, that the Annual Maintenance Fee due and owing in any given calendar year shall be reduced by the combined amount of all Running Royalties timely paid to UTRF in the prior calendar year. Using calendar year 2010 as an example, the combined amount of the Running Royalty payments made under Article 5.1.(c) below on July 31, 2009 and January 31, 2010 would be creditable against the Annual Maintenance Fee due on January 31, 2010. For the avoidance of doubt, Running Royalties paid in a given calendar year in excess of the corresponding Annual Maintenance Fee for that year shall not be creditable against the Annual Maintenance Fee in any other calendar year.

(c) Running Royalties: In addition to all other amounts payable hereunder, subject to the provisions of Article 5.1(d), LICENSEE shall pay to UTRF an amount equal to _____*______ of Net Sales ("Running Royalties"). Payment of Running Royalties shall be made on a semi-annual basis by the last day of July, and January each year on Net Sales occurring during the immediately preceding half year. For example, payment of Running Royalties will be due by the last day of January on Net Sales occurring during the last half (July through December) of the immediately preceding calendar year. Notwithstanding the foregoing, LICENSEE shall owe no Running Royalties on any Sale that does not take place during the Term of this Agreement. For purposes of determining whether a Sale takes place during the Term of this Agreement, a Sale shall be deemed to occur upon the earlier of the shipment of a Licensed Product or the performance of a service using Licensed Technology or invoicing.

(d) Service Applications: Notwithstanding the foregoing, LICENSEE shall pay to UTRF Running Royalties equal to ______*________ of any Net Sales generated from the performance of medical waste processing services that utilize Licensed Technology. With respect to the potential performance of other service applications that utilize the Licensed Technology, LICENSEE and UTRF shall negotiate in good faith a Running Royalties rate that shall not exceed ___*____ nor be less than ____*____, depending upon the business aspects of the specific service application.

(e) Sublicense Royalties: In addition to all other amounts payable hereunder, LICENSEE shall pay to UTRF the following percentages of Sublicense Revenue according to the cumulative amount of Sublicense Revenue received by LICENSEE during the Term of this Agreement. ("Sublicense Royalties") Payment of Sublicense Royalties shall be made on a semi-annual basis by the last day of January and July each year on Sublicense Revenue generated during the immediately preceding calendar half-year. For example, payment of Sublicense Royalties will be due by the last day of July on Sublicense Revenue occurring during the first half (January through June) of the same calendar year.

Percentage Cumulative Amount of Sublicense Revenue Received During the Term of this Agreement

__*__ ____*____

__*__ ____*____

__*__ ____*____

For example, if LICENSEE received Sublicense Revenue in the amount of ____*____ during the period January through June of a particular year, and as of June 30 of the same year the cumulative Sublicense Revenue received by LICENSEE during the Term of this Agreement is ____*____, LICENSEE would be required to pay, on or before July 31 of the same year, Sublicensee Royalties in the amount of ____*____ plus Sublicense Royalties in the amount of ____*____.

*Confidential material omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment.

5.2 Maximum Royalties: In the event that any royalties payable under this Agreement are higher than the maximum royalties permitted by the law or regulations of a particular country:

(a) The Running Royalties payable for LICENSEE's Net Sales in such country shall be equal to the maximum permitted royalty under such law or regulations;

(b) Notice documenting that Running Royalties payable under this Agreement are higher than a country's maximum royalties shall be provided to UTRF;

(c) An authorized representative of LICENSEE shall notify UTRF, in writing, within 30 days of discovering that such Running Royalties are approaching or have reached the maximum amount; and

(d) LICENSEE shall provide UTRF with written documentation regarding the laws or regulations establishing any such maximum.

5.3 Effect of Taxes on Royalties: In the event that any taxes are levied by any foreign taxing authority on Running Royalties payable by LICENSEE under this Agreement, and LICENSEE determines in good faith that it must pay such taxes:

(a) LICENSEE shall have the right to pay such taxes levied on Running Royalties to the local tax authorities on behalf of UTRF;

(b) LICENSEE shall pay the net amount of Running Royalties due after reduction by the amount of such taxes that are actually owed and paid;

(c) LICENSEE shall provide UTRF with appropriate documentation and receipts supporting such payment; and

(d) LICENSEE shall inform UTRF in writing within thirty (30) days of being notified that taxes will or have been levied by a taxing authority on Running Royalties.

5.4 Late Payments: In the event any payments are not received by UTRF when due, LICENSEE shall pay to UTRF interest on the overdue balance at the lesser of 1% per month or the maximum rate of interest allowed by law. LICENSEE shall also pay all reasonable collection costs at any time incurred by UTRF in obtaining payment of amounts past due, including reasonable attorneys fees. The payment of such interest shall not foreclose UTRF from exercising any other rights it may have as a consequence of the lateness of any payment. In no event shall this interest provision be construed as a grant of permission for any payment delays.

5.5 Payment Shortage: If an examination of records provided under Article 6 of this Agreement reveals a payment shortage of greater than 5% of the total amount due under any one royalty payment, LICENSEE shall promptly reimburse UTRF for the reasonable cost of examination, the shortage in payment, and the interest accrued on the shortage under Article 5.8 of this Agreement. Each event of payment shortage of greater than 5% shall be considered a failure to make a payment under Articles 14.

5.6 Manner of Payments: All payments shall be paid in United States dollars in Knoxville, Tennessee, or at such other place as UTRF may reasonably designate consistent with the laws and regulations controlling in the United States or any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate listed in the Wall Street Journal for major New York banks on the last business day of the calendar quarter to which such royalty payments relate. If the transfer of moneys owed to UTRF or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of UTRF or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by LICENSEE to UTRF.

5.7 Event of Default: LICENSEE's failure to make any payment at the time, in the manner, and in the amount that is required by Article 5 of this Agreement, shall constitute an event of default and UTRF shall have the option to terminate this Agreement in accordance with the terms and provisions of Article 14 of this Agreement.

5.8 Effect of Receipt or Acceptance: Receipt or acceptance by UTRF of any payment or report under this Agreement shall not prevent UTRF from subsequently challenging the validity or accuracy of such payment or report.

ARTICLE 6. REPORTS AND RECORDS

6.1 Books of Account: LICENSEE shall keep, and shall require each Sublicensee to keep, full, true and accurate books of account containing all particulars necessary to determine and show the amounts payable to UTRF hereunder. LICENSEE shall keep all books of account at its principal place of business or, upon written notice to UTRF, the principal place of business of its appropriate division to which this Agreement relates and shall require the same of each Sublicensee. LICENSEE shall ensure that its books are open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection by UTRF or its agents, upon reasonable notice and no more than once in any calendar year, for the purpose of verifying compliance with this Agreement, and LICENSEE shall require the same of each Sublicensee.

6.2 Delivery of Reports: LICENSEE shall deliver to UTRF true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees under this Agreement as shall be pertinent to a royalty accounting under this Agreement:

(a) Before the first commercial use or sale of a Licensed Product or the granting of the first Sublicense under this Agreement (whichever occurs first), annually, on January 31 of each year; and

(b) After the first commercial use or sale of Licensed Product or the granting of the first Sublicense under this Agreement, quarterly, within thirty (30) days after the end of each calendar quarter.

6.3 Content of Reports: Reports shall include at least the following on a Licensed Product-by-Licensed Product, country-by-country, and Sublicense-by-Sublicense basis:

(a) The number/amount of Licensed Products, used, leased, sold, and imported by and/or for LICENSEE and each Sublicensee; and

(b) Total amounts invoiced and total amounts received for Licensed Products used, leased, and sold by and/or for LICENSEE and all Sublicensees; and

(c) Accounting for Net Sales of LICENSEE and each Sublicensee; and

(d) A copy of each statement or report submitted to LICENSEE by a Sublicensee, provided that such statement or report has not previously been provided by LICENSEE to UTRF; and

(e) Total amount due under this Agreement (including, without limitation, the manner in which all royalties were calculated and a breakdown for each type of royalties listed in Article 5 and their respective amounts payable); and

(f) The current status of any regulatory activities pertaining to Licensed Products;

(g) The name, address, and phone number of each Sublicensee and the Licensed Patents licensed to each Sublicensee (including the named inventors of each of the Licensed Patents being sublicensed) as of the last date of the reporting period; and

(h) Upon reasonable request by UTRF, any other information that is necessary for the purpose of showing the amounts payable to UTRF hereunder and/or the compliance by LICENSEE with the diligence provisions of Article 4.1 and/or the achievement of Diligence Milestones under Article 4.2.

(i) If no payment shall be due, LICENSEE shall so report.

6.4 Financial Statements: On or before the 90th calendar day following the close of LICENSEE's fiscal year, LICENSEE shall provide UTRF with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

6.5 Responsibility for Accuracy: LICENSEE shall be responsible for the completeness and accuracy of its own records and reports as well as those of each Sublicensee. Each report submitted to UTRF by LICENSEE shall be certified as accurate by a duly authorized officer of LICENSEE.

ARTICLE 7. PATENT PROSECUTION

7.1 Rights and Duties: UTRF shall have the right, but not the obligation, to apply for, seek issuance of, and maintain, and prosecute or defend interferences declared with regard to the Licensed Patents during the term of this Agreement. Upon request by LICENSEE, UTRF shall provide or request that its patent attomey(s) provide LICENSEE with copies of correspondence with patent offices concerning Licensed Patents. In the event that UTRF elects not to prosecute or maintain any patent applications or patents that may be included within Licensed Patents or if UTRF elects not to defend an interference declared with regard to the Licensed Patents, UTRF shall so notify LICENSEE in writing of such election no later than thirty (30) days prior to any applicable statutory bar date or response date, as the case may be, to permit LICENSEE (at its own expense) to file, prosecute and/or maintain the patent application(s) and/or patent(s) that were the subject of such notice.

7.2 Reimbursement: Within thirty (30) days after receipt of an invoice from UTRF, LICENSEE shall reimburse

UTRF for all Patent Expenses incurred by UTRF.

7.3 Ownership: All patent applications and issued patents within Licensed Patents shall be owned by UTRF.

7.4 Patent Numbering: LICENSEE and all its Sublicensees shall mark all products covered by Licensed Patents with patent numbers in accordance with the statutory requirements in the country(ies) of manufacture, use, sale and import, and pending the issue of any patents, LICENSEE and its Sublicensees shall stamp the products, "Patent Applied For," or the foreign equivalent as appropriate.

7.5 Exclusion of Certain Foreign Patents: In order that LICENSEE will not incur expenses for foreign Licensed Patents that it considers unnecessary to its business objectives, LICENSEE may notify UTRF in writing of particular countries that it wishes to exclude from the License. From and after the date of such notice:

(a) LICENSEE shall have no rights, privileges, or license under this Agreement in the specified country(ies);

(b) LICENSEE shall have no responsibility for expenses incurred in the filing, prosecution, or maintenance of Licensed Patents in the specified country(ies);

(c) LICENSEE agrees that it will not thereafter manufacture, use, sell, lease, or import Licensed Products in the specified country(ies).

(d) The specified country(ies) will be automatically deleted from the definition of Territory; and

(e) All patents and patent applications in the specified country(ies) will be automatically deleted from the Licensed Patents.

ARTICLE 8. INFRINGEMENT

8.1 Enforcement: If either LICENSEE or UTRF becomes aware of any infringement of the Licensed Patents by a third party, the party having the knowledge will give the other party prompt written notice.

(a) UTRF: UTRF shall have the first right during the Term, at its sole cost and expense, to commence any action that UTRF deems appropriate, including notifying the infringer to cease and desist all such infringing activity, filing a complaint and/or instituting an action or a lawsuit for any known or suspected third party activity that may infringe the Licensed Patents (each an "Action"), and, in furtherance of such right, LICENSEE hereby agrees that UTRF may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. In the event UTRF commences an Action, LICENSEE shall retain the right, at its own expense, to join such Action as a co-litigant.

(b) LICENSEE: Should UTRF fail to commence and pursue any particular Action, then LICENSEE may commence, at its sole cost and expense, such Action as LICENSEE deems appropriate, provided that:

i. LICENSEE gives UTRF a written 60-day notice of its intention to initiate such Action; and

ii. UTRF fails to initiate said suggested Action within said 60 day notice period.

iii. UTRF shall retain the right to join such Action as a co-litigant.

8.2 Cooperation: Upon the request of the party that institutes an Action (the "Instituting Party"), the other party (the "Co-Party") shall:

(a) Join any such Action as a necessary party; and

(b) Use its commercially reasonable efforts to assist and cooperate with the Instituting Party in such Action.

The Instituting Party shall reimburse the Co-Party for any reasonable and pre-approved costs related to such assistance and cooperation.

    Recovery of Damages: After reimbursement of the parties' previously unreimbursed out-of-pocket expenses of such Action or any previous Action, any remaining recovery of damages resulting from any Action shall be divided equally between the parties.
    Declaratory Judgment Action: In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against UTRF, LICENSEE may, within thirty (30) days of LICENSEE's receipt of notice regarding such action and with the written consent of UTRF which shall not be unreasonably withheld, intervene and take over the sole defense of the action against UTRF at LICENSEE's own expense, provided that LICENSEE may not enter into a consent judgment acknowledging the invalidity or noninfringement of any of the Licensed Patents or an admission of fault or of wrongdoing or that materially affects the rights of UTRF hereunder without the prior written approval of UTRF, which approval shall not be unreasonably withheld.

8.5 Notice and Settlement: The Instituting Party shall reasonably notify the Co-Party of the course of any Action and shall not settle any Action without prior approval of the Co-Party (i) during the Term if such settlement contains an admission of the invalidity of any Licensed Patents or (ii) either during or after the Term if such settlement contains an admission of fault or wrongdoing or materially affects the rights of the Co-Party hereunder.

ARTICLE 9. INDEMNIFICATION; INSURANCE; REPRESENTATIONS; DISCLAIMER OF WARRANTIES

9.1 Indemnification: In the event that UTRF, UT, any of their trustees, directors, officers, or employees (each an "Indemnified Party") is, as a result of the manufacture, marketing, use, sale, lease, or import of Licensed Products under this Agreement, charged with infringement of a patent by a third party or is made a party in any lawsuit arising out of the manufacture, marketing, use, sale, lease, or import of Licensed Products under this Agreement or any Sublicense (including, without limitation, actions founded on product liability) LICENSEE shall:

(a) Defend or settle, at LICENSEE's expense, any such claim of infringement or lawsuit, provided that LICENSEE shall not enter into any such settlement (i) without the prior approval of UTRF if such settlement contains an admission of the invalidity of any Licensed Patent or materially affects the rights of UTRF hereunder; or (ii) without the prior approval of the Indemnified Party(ies) if such settlement contains an admission of fault or wrongdoing on the part of such Indemnified Party(ies);

(b) Indemnify and hold the Indemnified Party(ies) harmless for any and all damages, losses, liability, and costs resulting from such charge of infringement or lawsuit except for damages, losses, liability, or costs resulting solely from the willful misconduct or misrepresentation by UTRF, UT, or their respective trustees, directors, officers, or employees, as adjudicated by decision of a court of competent jurisdiction, unappealable or unappealed within the time provided by law.

9.2 Insurance: During the Term beginning with the date of the first commercial manufacture, sale, or import of a Licensed Product, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall cover LICENSEE and the Indemnified Parties with respect to events covered by Article 9.1 above. LICENSEE shall notify UTRF in writing of the first commercial manufacture, use, sale or import of a Licensed Product within thirty (30) days thereafter and shall concurrently provide UTRF and UT with Certificates of Insurance. Such insurance shall:

(a) Be written by a reputable insurance company authorized to do business in the State of Tennessee;

(b) List UT and UTRF as additional named insureds;

(c) Be endorsed to include product liability coverage;

(d) Require thirty (30) days' written notice to be given to UTRF and UT before any cancellation or material change thereof; and

(e) Have a limit of not less than $1,000,000.00 per occurrence with an aggregate of $2,000,000.00 for personal injury or death, and $1,000,000.00 per occurrence with an aggregate of $2,000,000.00 for property damage.

9.3 Representations: Each party represents that:

(a) It is authorized to enter into this Agreement;

(b) Entering into this Agreement does not and will not create a conflict with or breach of the terms of any other agreement to which it is a party; and

(c) All rights exercised and obligations undertaken in connection with this Agreement will comply with all applicable foreign, federal, state, and local laws and regulations.

(d) UTRF represents and warrants that to the best of its actual knowledge as of the Effective Date, it has fully complied and will fully comply with the requirements, to the extent applicable, of 35 U.S.C. Section 200 et seq. and all implementing regulations, to the extent applicable, that are necessary to perfect title to the Licensed Patents.

9.4 Disclaimer of Warranties: Except as otherwise expressly set forth in this agreement, UTRF, its directors, officers, employees, and affiliates MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, including warranties of merchantability, fitness for a particular purpose, validity of Licensed Patents claims, issued or pending, and the absence of latent or other defects, whether or not discoverable. In no event shall UTRF, UT, or their respective trustees, directors, officers, employees OR affiliates be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits, regardless of whether UTRF or UT shall be advised, shall have other reason to know, or in fact shall know of the possibility of the foregoing. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

(a) A representation made or warranty given by UTRF that the practice by LICENSEE of the License granted hereunder shall not infringe the patent rights of any third party;

(b) A representation made or warranty given by UTRF as to the validity or scope of the Licensed Patents;

(c) A representation made or warranty given by UTRF that any patent application included in the Licensed Patents will ultimately issue as a patent;

(d) A requirement that UTRF shall be responsible for the expenses of filing or prosecuting any patent application or maintaining any issued patent in force;

(e) An obligation on the part of UTRF to bring or prosecute actions or suits against third parties for infringement of the Licensed Patents or for unauthorized use of the LICENSED Know-How;

(f) An obligation on the part of UTRF to defend any action or suit brought by any third party;

(g) A representation made or warranty given by UTRF as to the safety, reliability or efficacy of the Licensed Products;

(h) A representation made or warranty given by UTRF that any LICENSED Know-How is secret or confidential;

(i) An obligation on the part of UTRF to take any action to prevent the disclosure of the Licensed Technology by UT, its employees or any third party; or

(j) A representation made or warranty given by UTRF that any of the UT CONTRIBUTORS will agree to provide technical assistance or consultation to LICENSEE, or that such technical assistance or consultation, if provided, would be sufficient to enable LICENSEE to successfully exploit the Licensed Technology.

ARTICLE 10. EXPORT CONTROLS

10.1 Limitations: LICENSEE hereby agrees that it will not sell, transfer, export or re-export any Licensed Products or Licensed Technology:

(a) In any form, or any direct products thereof, except in compliance with all applicable laws, including the export laws of any U.S. Government agency and any regulations thereunder; and

(b) To any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating applicable laws, including export laws of any U.S. Government agency.

10.2 Responsibilities: LICENSEE shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or re-export.

ARTICLE 11. NON-USE OF NAMES

11.1 LICENSEE shall not use the names or trademarks of UTRF, of UT, nor any adaptation thereof, nor the names of any of their employees, directors, trustees, or any UT Contributor in any advertising, promotional or sales literature without prior written consent obtained from UTRF, UT, or said employee, director, trustee, or UT Contributor, in each case, except that LICENSEE may state that it is licensed by UTRF under one or more of the patents and/or patent applications comprising the Licensed Patents.

11.2 UTRF shall not use the names or trademarks of LICENSEE, nor any adaptation thereof, nor the names of any employee of LICENSEE, in any advertising, promotional, sales or other literature without prior written consent obtained from LICENSEE, or said employee, in each case, except that UTRF may state that it has licensed one or more of the patents and/or applications comprising the Licensed Patents to LICENSEE.

ARTICLE 12. CONFIDENTIALITY

12.1 Disclosure of Agreement: Nothing herein shall preclude a Party from disclosing the existence of this Agreement and the general scope of the license granted hereunder. However, neither Party shall disclose the economic terms of this Agreement except that UTRF may disclose such economic terms to the UT Contributors, UT, and the State of Tennessee and as required by Federal Policy .

12.2 Confidential Information: Subject to the exceptions set forth herein, all information or material disclosed pursuant to this Agreement and/or related to the Licensed Technology shall be confidential ("Confidential Information"). The recipient of Confidential Information ("Receiving Party") agrees to hold in confidence, and not to distribute or disseminate to any person or entity, for any reason for a period of ten (10) years after receipt, any Confidential Information received under or relating to this Agreement from the other Party ("Providing Party"), except for Confidential Information which:

(a) was known or used by the Receiving Party prior to the date of disclosure to the Receiving Party as evidenced by written records; or

(b) either before or after the date of disclosure is lawfully disclosed to the Receiving Party by sources other than the Providing Party which are rightfully in possession of the Confidential Information and not subject to any obligation of confidentiality, as evidenced by written records; or

(c) either before or after the date of disclosure to the Receiving Party becomes generally known to the public, through no fault or omission on the part of the Receiving Party; or

(d) is independently developed by or for the Receiving Party without reference to, knowledge of, or reliance upon the Confidential Information as evidenced by written records; or

(e) is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or arbitration or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Providing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, provided that specific information shall not be deemed to be within any of these exclusions merely because it is embraced by more general information falling with these exclusions.

All information concerning Licensed Technology shall be deemed Confidential Information of UTRF. Disclosures of Confidential Information to LICENSEE, including, without limitation, disclosures that are made to LICENSEE by UT Contributors, shall be deemed, for purposes of this Article, to be disclosures made by UTRF.

12.3 Disclosure to Counsel: The Parties agree that counsel of the parties may receive Confidential Information.

ARTICLE 13. ASSIGNMENT

13.1 This Agreement shall be binding upon and shall inure to the benefit of UTRF and its assigns and successors, and shall be binding upon and shall inure to the benefit of LICENSEE and its assigns provided that LICENSEE obtains prior written approval from UTRF for any assignment of this Agreement to a third party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, no prior written approval from UTRF shall be required for any assignment of this Agreement by LICENSEE to an Affiliate of LICENSEE (or any entity into which LICENSEE shall have been merged or consolidated, provided that at least 51% of such merged or consolidated entity is owned by members holding at least 51% of Advanced Plasma Products, LLC immediately prior to such merger or consolidation). LICENSEE's right to assign the rights granted to LICENSEE under this Agreement shall be further conditioned upon the following:

(a) The assignee shall first agree in writing to be bound by all the provisions of this Agreement in the same manner as LICENSEE is bound;

(b) No assignment shall relieve LICENSEE of any of its obligations under this Agreement. LICENSEE shall remain liable to UTRF for the full and timely performance of this Agreement by any assignee.

(c) This Agreement is in effect and LICENSEE is not in breach of its obligations under this Agreement; and

(d) No further assignment shall be permitted by the assignee without the prior written approval of UTRF.

(e) LICENSEE shall forward any such assignment document(s) to UTRF within fourteen (14) days after execution.

    Failure to Conform to this Article: Any attempt to assign the rights granted to LICENSEE under this Agreement that fails to fulfill any of the terms of this Article in any way shall make said attempt voidable at UTRF's sole discretion. Said failure will constitute a material breach of this Agreement subject to the termination provisions of Article 14 of this Agreement.

ARTICLE 14. TERM AND TERMINATION

14.1 Term. This Agreement shall take effect upon the Effective Date, and unless earlier terminated pursuant to the provisions of this Article 14, shall continue in full force and effect on a country-by-country basis for the longer of (i) a period of twenty (20) years from the Effective Date, or (ii) in each country in which a Valid Claim for any Licensed Patent shall continue to exist, until the last Valid Claim for any Licensed Patent shall expire in the country, at which time this Agreement shall expire as to such country ("Term"). After expiration of the Term in a country, LICENSEE shall have a perpetual, fully paid, royalty-free license to the Licensed Technology in such country, such license being of no greater scope than that granted hereunder. LICENSEE shall continue to be obligated to pay (i) Running Royalties on account of Licensed Product sold in any country for which the Term shall not have expired ; and (ii) Sublicense Royalties on Sublicense Revenue generated under any Sublicense that includes a grant of rights in any country for which the Term shall not have expired; and (iii) the Annual Maintenance Fee for as long as there is at least one country for which the Term shall not have expired.

14.2 Failure to Carry on LICENSEE's Business: If LICENSEE shall be adjudicated by a court of competent jurisdiction to be insolvent or is dissolved or declared bankrupt or is placed in receivership pursuant to proceedings directed against LICENSEE declare bankruptcy or insolvency, this Agreement shall terminate immediately, unless UTRF, after being informed of the same, elects to the contrary.

14.3 LICENSEE's Failure to Make Payment: Should LICENSEE fail to pay UTRF any payment due and payable under this Agreement, UTRF shall have the right to terminate this Agreement on thirty (30) days' notice, unless LICENSEE pays UTRF, within thirty (30) days after LICENSEE's receipt of such notice, all such overdue payments along with interest due and payable. Upon the expiration of the 30-day period, if LICENSEE shall not have paid all such payments along with interest due and payable, the rights, privileges and License granted hereunder shall terminate.

14.4 LICENSEE's Material Breach: Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Articles 14.2 and 14.2 above, which shall always take precedence in that order over any material breach or default referred to in this Article 14.3, LICENSEE shall have thirty (30) days after the receiving of written notice of such default by UTRF to correct such default. If such default is not corrected within the said thirty (30) day period, UTRF shall have the right, at its option, to terminate this Agreement. The failure of UTRF to exercise such right of termination for non-payment of royalties or otherwise shall not be deemed to be a waiver of any right UTRF might have, nor shall such failure preclude UTRF from exercising or enforcing said right upon any subsequent breach or default by LICENSEE.

14.5 Multiple Failures by LICENSEE to Make Payment: UTRF may also terminate this Agreement upon the occurrence of the third separate failure by LICENSEE within any consecutive three-year period for failure to make any payment under this Agreement when due, regardless of LICENSEE's compliance with Article 14.3 above.

14.6 LICENSEE's Right to Terminate: LICENSEE shall have the right to terminate this Agreement:

(a) On thirty (30) days' written notice in the event that UTRF is in material breach or default of this Agreement and fails to cure such breach or default within thirty (30) days after UTRF's receipt of such notice; or

(b) At any time on six (6) months' written notice to UTRF provided that LICENSEE has paid all amounts due UTRF through the effective date of the termination.

14.7 Surviving Obligations: Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. In addition, if the Agreement has been terminated for a reason other than breach on the part of LICENSEE, then LICENSEE (and any Sublicensee not then in default) may, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to UTRF the royalties thereon as required by Article 5 of this Agreement and shall submit the reports required by Article 6 on the sales of Licensed Products. All provisions of this Agreement that are, by their nature, intended to survive expiration or termination of this Agreement (whether or in whole or as to a particular country or countries) shall so survive, including, without limitation, Articles 1, 5, 6, 7.2, 8.5, 9, 10, 11, 12, 14.7, 14.8, 15, 16, 17, and 18.

14.8 Effect on Sublicensees: Upon termination of this Agreement for any reason, any Sublicensee not then in default shall have the right to seek a license from UTRF.

ARTICLE 15. DISPUTE RESOLUTION

15.1 Arbitration: Any Dispute in connection with this Agreement shall be resolved by final and binding arbitration in Knoxville, Tennessee under the rules of the American Arbitration Association.

(a) Limitations: The arbitrator(s) shall not have the power to take any action in derogation of the clear intent of the parties or to award punitive damages.

(b) Enforcement: Any award rendered in such arbitration may be enforced by either party in the courts of the State of Tennessee or in the United States District Court for the Eastern District of Tennessee, to whose jurisdiction for such purposes UTRF and LICENSEE each hereby irrevocably consents and submits.

15.2 Temporary Restraining Orders and Preliminary Injunctions: Notwithstanding the foregoing, either party shall have the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

15.3 Non-Waiver: Nothing in this Article shall be construed to waive the timely performance of any obligations existing under this Agreement.

ARTICLE 16. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

16.1 Any payment, notice or other communication required or permitted hereunder (hereinafter "notice") shall be in writing and shall be hand-delivered, sent by overnight courier, mailed by certified United States mail, return receipt requested, or sent by email or facsimile, to the address(es) given below or to such other address(es) as the parties may hereafter specify in writing. Notice shall be deemed given and received five (5) days after being deposited with the U.S. Postal Service certified mail postage prepaid, or if notice is hand-delivered or sent by overnight courier, upon the date of actual delivery, or if sent by facsimile or email, upon the date the receiving party acknowledges receipt in writing, by email or otherwise. An email notice shall be given concurrently to all the email addresses provided by the recipient party and the first acknowledgment of receipt from the recipient party shall establish the date on which such notice is given.

UTRF:

If notice is given by means other than email, to:

University of Tennessee Research Foundation

600 Henley St., Suite 211

Knoxville, Tennessee, U.S.A. 37996-4122

Attn: President

With copy to:

Dr. John Hopkins

University of Tennessee Research Foundation

600 Henley St., Suite 211

Knoxville, Tennessee, USA 37996-4122

If notice is given by email, to:

jhop@utk.edu

jlsnider@utk.edu

vhunley@tennessee.edu

LICENSEE:

If notice is given by means other than email, to:

Attn: President and CEO
Kenneth Wood
924 Corridor Park Blvd
Knoxville, TN 37932

With copy to:

If notice is given by email, to:

kswood@optonline.net

ARTICLE 17. PUBLICATIONS

17.1 UT's Rights to Publish Licensed Technology: LICENSEE recognizes that under UTRF and UT policy, the results of a UT research project must be publishable and agrees that researchers engaged in such research shall have the right, with regard to the Licensed Technology, to present at symposia, professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing ("Publication") provided that (a) UTRF shall provide such Publication regarding the Licensed Technology to LICENSEE promptly upon receipt; (b) that the information disclosed in such Publication shall be considered Confidential Information of UTRF; and (c) UTRF shall not be deemed in breach or default of this Agreement merely due to a Publication that UTRF does not receive prior to publication.

ARTICLE 18. MISCELLANEOUS PROVISIONS

18.1 This Agreement is entered into in the State of Tennessee and shall be construed, governed, interpreted and applied in accordance with the laws of the State of Tennessee without giving effect to any conflict of laws provisions thereof.

18.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

18.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.
ADVANCED PLASMA PRODUCTS, LLC ("LICENSEE") By: ___________________________________ Name: ___________________________________ Title: ___________________________________	UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION ("UTRF") By: _____________________________________ Name: Dr. Fred Tompkins Title: President

APPENDIX A

to

LICENSE AGREEMENT

between

UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION

and

ADVANCED PLASMA PRODUCTS, Inc.

LICENSED PATENTS

1. US 5,403,453 issued 04/04/95 Method and Apparatus for Glow Discharge Plasma Treatment of Polymer Materials At Atmospheric Pressure, John R. Roth, Peter P. Tsai, Larry C. Wadsworth, Chaoyu Liu, Paul D. Spence

2. US 5,456,972 issued 10/10/95 Method and Apparatus for Glow Discharge Plasma Treatment of Polymer Materials At Atmospheric Pressure, John R. Roth, Peter P. Tsai

3. CA application 2163967 filed 05/26/94 Method and Apparatus for Glow Discharge Plasma Treatment of Polymer Materials At Atmospheric Pressure, John R. Roth, Peter Ping-Yi Tsai, Chaoyu Liu, Larry C. Wadsworth, Paul D. Spence, Mounir Laroussi

4. AU 679237 filed 05/26/94 Method and Apparatus for Glow Discharge Plasma Treatment of Polymer Materials At Atmospheric Pressure, John R. Roth, Peter Ping-Yi Tsai, Chaoyu Liu, Larry C. Wadsworth, Paul D. Spence, Mounir Laroussi

5. US 5,414,324 issued 05/09/95 One Atmosphere, Uniform Glow Discharge Plasma, John R. Roth, Peter P. Tsai, Chaoyu Liu, Mounir Laroussi, Paul D. Spence

6. US 5,387,842 issued 02/07/95 Steady-State, Glow Discharge Plasma, John R. Roth, Peter P. Tsai, Chaoyu Liu

7. US 6,146,724, issued 11/14/2000, One Atmosphere Uniform Glow Discharge Plasma Coating with Gas Barrier Properties, John R. Roth

8. US 5,669,583 issued 09/23/97 Method and Apparatus for Covering Bodies with A Uniform Glow Discharge Plasma and Applications Thereof, John R. Roth

9. US 5,938,854 issued 08/17/99 Method and Apparatus for Cleaning Surfaces with A Glow Discharge Plasma at One Atmosphere of Pressure, John R. Roth

10. AU 695099 issued 11/19/98 Issued Method and Apparatus for Cleaning Surfaces With A Glow Discharge Plasma At One Atmosphere of Pressure, John R. Roth

11. US 6,406,759 issued 06/18/2002 Remote Exposure of Workpieces Using a Recirculated Plasma (as amended), John R. Roth

12. US 6,676,802 issued 01/13/2004 Remote Exposure of Workpieces Using a Plasma (as amended), John R. Roth